EXHIBIT 10.39

DEFERRAL AGREEMENT
Tom Kilgore

The TVA Board of Directors has approved your participation in TVA’s Long-Term Deferred Compensation Plan (Plan) under the following terms:

		Vesting Date(s)	Vesting Amount
Duration of deferral agreement:	Four years
First compensation credit:	$300,000 (12/01/2009)	11/30/2010	Balance of account on vesting date
Second compensation credit:	$300,000 (12/01/2010)	11/30/2011	Balance of account on vesting date
Third compensation credit:	$300,000 (12/01/2011)	11/30/2012	Balance of account on vesting date
Fourth and final compensation credit:	$300,000 (12/01/2012)	11/30/2013	Balance of account on vesting date
Total credits over deferral period:	$1,200,000
Expiration date:	11/30/2013

Please read the following provisions carefully and indicate your approval by signing at the designated place below.
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As a participant in the Plan, I hereby agree to be bound by the following terms and conditions:

Annual deferred compensation credits as stated above will be made to an account in my name to cover a service period, beginning December 1, 2009, and ending on November 30, 2013, provided that I remain employed by TVA through November 30, 2013.  I shall be entitled to compensation credits including interest and returns on the vesting dates as stated in the above schedule provided that I remain employed by TVA through each of the vesting periods.  At the end of each vesting period, the balance in my account, including interest or return as provided below, will be paid to me in a lump sum unless I elect below to have the vested amounts transferred to my TVA deferred compensation account.

I understand that I must be an employee of TVA at the end of each vesting period stated above, or no payments or transfers under the Plan will be made by TVA, and any unvested credits to my account will be extinguished.  However, in the event that TVA terminates my employment during the term of this agreement through no act or delinquency of my own, this agreement is terminated as of the date of my termination and no further credits will be made under it and any credits in my account from this agreement, including interest or return as provided below, at the time of termination will become vested.  If I elect below to have the vested balances of my Long-Term Deferred Compensation Plan (LTDCP) account transferred to my TVA deferred compensation account, all credits from this agreement will be paid out to me in accordance with my deferral election applicable to such credits or in accordance with otherwise applicable IRS rules.  If TVA terminates my employment for cause prior to the expiration of this agreement, no further payments or credits will be made and my account balance will be extinguished.  In the event of my death during the term of this agreement, my account balance will be paid to the person identified on my beneficiary designation form or, in the absence of such designation, to my estate, in a manner permitted by applicable IRS rules.

Interest will be credited to the balance reflected in my LTDCP account on the same basis as interest is calculated and credited under the TVA Deferred Compensation Plan.  In the alternative, I may choose to have the balance of my LTDCP account adjusted based on the return of the funds I select under the same conditions as are contained in TVA’s Deferred Compensation Plan.  I understand that I am solely responsible for the risk associated with any return elections that I make.

The Plan may be amended or discontinued by the Board.  If the Board elects to discontinue the Plan, any credits to my account as of the date of termination of the Plan will be paid to me in accordance with applicable IRS rules.  I elect the following option for payments under this agreement:

X	Vested balances of account to be paid to me in a lump sum

Vested balance of account to be transferred to my TVA Deferred Compensation Plan account

I understand that nothing contained in this agreement shall be construed as conferring the right to continue in the employment of TVA as an executive or in any other capacity and that the payment election I have made is final (not revocable).

/s/ Tom Kilgore	11/24/2009
Tom Kilgore	Date